Exhibit 99.1

October 29, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS, INC. ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Salt Lake City, Utah, October 29, 2004—Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, today announced changes to its board of directors.

James M. Callahan, former President of Johnson & Johnson’s Vistakon disposable contact lens business, was elected yesterday to the Sonic Innovations board. Mr. Callahan has over three decades of experience in the consumer goods and regulated healthcare industries including senior management positions with Pfizer, Unilever, Bausch & Lomb, Ciba-Geigy and Johnson & Johnson. Mr. Callahan, who also served as an officer in the U.S. Marine Corps, has a degree in communication arts from Fordham University and an MBA from Fairleigh Dickinson University. Mr. Callahan replaces Anthony B. Evnin, Ph.D., who is resigning from the Sonic Innovations board after nine years of service. Dr. Evnin is Managing General Partner of Venrock Associates, an early stage investor in Sonic Innovations.

Andy Raguskus, the Company’s President and CEO, said, “We are very pleased to have Jim Callahan joining our board. Jim has outstanding credentials in the consumer and healthcare industries on an international basis and we look forward to his contribution as we strive to provide innovative solutions from both a product and a distribution perspective to greatly benefit the hearing impaired. We thank Tony Evnin for his truly outstanding service to Sonic Innovations over the past nine years. Tony has been a driving force in the development of our Company from the beginning and his significant contribution will be missed.”

The Company’s board is divided into three classes. Mr. Callahan will be in the class of directors standing for election by the shareholders at the 2005 annual meeting of shareholders.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. For more information, please visit our website at www.sonici.com.